Exhibit 99.1

Contracts:

Patriot Bank, N.A. 900 Bedford Street Stamford, CT 06901 www.BankPatriot.com	Joseph Perillo Chief Financial Officer 203-252-5954	Michael Carrazza Chairman & interim CEO 203-251-8230

Patriot Reports 1st Quarter 2020 Loan Growth, and Deposit Growth offset by impact of Covid-19 Precautions and Provisions

Management’s strategic investment in digital banking plays key role in servicing throughout Covid-19 period

STAMFORD, CT – June 22, 2020 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced pre-tax loss of $1.4 million (net loss of $1.1 million), or $0.27 basic and diluted loss per share for the quarter ended March 31, 2020. Concurrently, the institution’s total assets increased 2% to $999.6 million, net loan portfolio increased 0.7%, deposits grew 4.4%, and net interest income was up 1.9% for the quarter ended March 31, 2020 as compared to the fourth quarter of 2019.

In the first quarter of 2020, total assets increased to $999.6 million, up 2%, at March 31, 2020, as compared to $979.8 million at December 31, 2019. Net Loan portfolio increased $5.9 million or 0.7%, from $802.0 million at December 31, 2019 to $807.9 million at March 31, 2020. Deposits increased $33.7 million or 4.4%, from $769.5 million at December 31, 2019 to $803.2 million at March 31, 2020.

In its 2019 Form 10-K filed on April 29, 2020, Patriot reported a net loss of $2.8 million or $0.72 per share in the full year 2019, compared with net income of $3.2 million ($0.82 per share) in 2018.

In connection with the COVID-19 impact on its customer base, staff and the financial community, Patriot has taken the following actions:

●

All branches have remained open with customers re-directed to non-contact ATM’s and Live Banker ATMs. Lobbies have been closed and customers welcomed by appointment only. Staff is available to handle all banking matters, as necessary.

●	Daily branch staffing rotation schedules have been reduced. Staffing schedules have also been revised with expanded work at home arrangements, when practical, to better protect employees.
●

Patriot’s on-line banking services are being optimized, with expanded customer call center staff to better serve customers’ needs and meet significantly higher transaction volumes from Live Banker ATMs.

●

We have connected with our borrower base in the context of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, resulting in requests for payment relief on loan balances totaling approximately $218.2 million, predominately commercial real estate loans and commercial industrial loans.

●	The Company continues to thoroughly evaluate incoming deferral requests and if appropriate, will grant payment deferrals considering regulatory guidance.

The earnings decline in first quarter 2020 was primarily due to a material increase in provision for loan losses of $804,000 due primarily to the impact of COVID-19. Fourth quarter 2019 results had also been negatively impacted by an increase in loan loss provisions of $1.8 million primarily associated with a single commercial real estate loan that was restructured in December of 2019, the inability to successfully execute SBA loan sales, and higher operating costs.

Michael Carrazza, Patriot’s Chairman and interim CEO stated: “The past six months have been a challenging time. Our Allowance for Loan Losses significantly increased as a result of a single commercial loan and the impact of the COVID-19 pandemic. In efforts to protect capital given the uncertainties surrounding the COVID-19 situation, we promptly adjusted our strategic plan by limiting loan growth, realigning management resources and further reducing operating expenses. Loan originations will continue, albeit on a limited basis, until future uncertainty and the impact of the Covid-19 pandemic are mitigated.

In parallel, we have initiated changes at the senior management level, including the search for a seasoned community bank leader as our candidate to lead day-to-day operations as President and CEO. We have identified a candidate and are currently waiting for the required regulatory non-objection before proceeding to finalize the appointment. Lastly, each business unit has undergone heavy analysis of unit profitability and realignment in addition to material enterprise-wide cost reductions from the board level down.”

Mr. Carrazza added: “The bank’s foundation remains strong. We are looking forward to soon naming a new President and CEO to oversee operations and several new initiatives we have underway. Our capital ratios continue to receive the ‘well-capitalized’ designation, while the aforementioned strategic changes are expected to result in a strengthening of those ratios over the balance of the year. In addition, our SBA and prepaid card businesses retain untapped potential, which can provide a significant boost to future growth in profitability.”

Financial Results

As of March 31, 2020, total assets were $999.6 million, as compared to $979.8 million at December 31, 2019 and $953.1 million at March 31, 2019, for a total asset growth of 4.9% over the past 12 months. Net loans receivable totaled $807.9 million, as compared to $802.0 million at December 31, 2019 and $780.7 million at March 31, 2019, up 3.5% over the past 12 months. Deposits totaled $803.2 million at March 31, 2020, as compared to $769.5 million at December 31, 2019 and $752.8 million at March 31, 2019, a 6.7% increase over the past 12 months.

Net interest income was $6.3 million in the first quarter of 2020, an increase of 1.9% from the fourth quarter of 2019, and a decline of 0.6% from the first quarter of 2019.

Net interest margin was 2.72% in the first quarter of 2020, as compared to 2.65% in the fourth quarter of 2019 and 2.88% in the first quarter of 2019. The decline in net interest margin as compared to the first quarter of 2019 reflects the increase in retail deposit costs associated with an increasingly competitive local rate environment and the increase in the rate paid on FHLB borrowings associated with the conversion of certain borrowings from a low variable initial rate to a higher fixed rate. This was partially offset by a higher loan volume.

The provision for loan losses in the first quarter of 2020 was $804,000, as compared to $1.8 million in the fourth quarter of 2019 and $165,000 in the first quarter of 2019. The 2020 increase as compared to the first quarter of 2019 was primarily due to an increase in the specific reserve for a cash flow-dependent loan and additional reserve attributable to COVID-19. In the fourth quarter of 2019, the provision for loan losses included an additional allowance of loan loss reserve of $1.5 million in connection with accounting for one troubled debt restructuring.

Non-interest income was $421,000 in the first quarter of 2020, 3.2% higher than the fourth quarter of 2019, and 43.6% lower than the first quarter of 2019. The decrease in non-interest income as compared to the first quarter of 2019 was due to lower realized gains on the sale of SBA loans of $368,000 in the first quarter of 2020. Non-interest expense was $7.4 million in the first quarter of 2020, 8.4% higher than the fourth quarter of 2019, and 14.3% higher than the first quarter of 2019. The increase in non-interest expense in 2020 was primarily related to higher staff salaries and benefits for the build-up of the SBA team, new deposit initiatives, and expansion of credit, finance and compliance support functions.

The income tax benefit was $359,000 in the first quarter of 2020, representing an effective tax rate of 25%.

As of March 31, 2020, shareholders’ equity was $64.6 million, a decrease of $2.4 million, as compared to December 31, 2019. Patriot’s book value per share decreased to $16.43 at March 31, 2020, as compared to $17.04 at December 31, 2019. The Bank’s capital ratios continue to be strong, maintaining its “well capitalized” regulatory status. As of March 31, 2020, the Bank’s Tier 1 leverage ratio was 9.16%, Tier 1 risk-based capital ratio was 10.51% and total risk-based capital ratio was 11.76%.

Patriot temporarily suspended its quarterly dividend and expects to resume when the current economic uncertainties are settled.

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, Ct. with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Jacksonville, Indianapolis, and Stamford, along with a Rhode Island operations center.

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About the Company

Founded in 1994, and now celebrating its 26th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”); (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus ( COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; and (25) our compensation expense associated with equity allocated or awarded to our employees.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share data)	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2018

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$1,806	$2,693	$6,661	$7,381
Interest bearing deposits	50,350	36,711	49,971	59,056
Total cash and cash equivalents	52,156	39,404	56,632	66,437
Investment securities:
Available-for-sale securities, at fair value	44,830	48,317	40,275	39,496
Other investments, at cost	4,450	4,450	4,963	4,963
Total investment securities	49,280	52,767	45,238	44,459

Federal Reserve Bank stock, at cost	2,897	2,897	2,892	2,866
Federal Home Loan Bank stock, at cost	4,477	4,477	4,513	4,928

Gross loans receivable	818,841	812,164	788,536	780,376
Allowance for loan losses	(10,916)	(10,115)	(7,823)	(7,609)
Net loans receivable	807,925	802,049	780,713	772,767

SBA loans held for sale	17,996	15,282	-	-
Accrued interest and dividends receivable	3,801	3,603	3,621	3,766
Premises and equipment, net	34,312	34,568	35,335	35,435
Other real estate owned	2,400	2,400	2,945	2,945
Deferred tax asset, net	11,989	11,133	10,357	10,851
Goodwill	1,107	1,107	1,107	1,728
Core deposit intangible, net	605	623	680	698
Other assets	10,634	9,526	9,075	4,816
Total assets	$999,579	$979,836	$953,108	$951,696

Liabilities
Deposits:
Noninterest bearing deposits	$83,583	$88,135	$82,248	$84,471
Interest bearing deposits	719,631	681,400	670,573	658,810
Total deposits	803,214	769,535	752,821	743,281

Federal Home Loan Bank and correspondent bank borrowings	90,000	100,000	90,000	100,000
Senior notes, net	11,871	11,853	11,796	11,778
Subordinated debt, net	9,760	9,752	9,731	9,723
Junior subordinated debt owed to unconsolidated trust, net	8,104	8,102	8,096	8,094
Note payable	1,143	1,193	1,339	1,388
Advances from borrowers for taxes and insurance	2,637	3,681	1,922	2,926
Accrued expenses and other liabilities	8,227	8,726	7,754	5,166
Total liabilities	934,956	912,842	883,459	882,356

Commitments and Contingencies	-	-	-	-

Shareholders' equity
Preferred stock	-	-	-	-
Common stock	106,213	106,170	106,004	105,956
Accumulated deficit	(39,845)	(38,773)	(35,517)	(35,790)
Accumulated other comprehensive loss	(1,745)	(403)	(838)	(826)
Total shareholders' equity	64,623	66,994	69,649	69,340

Total liabilities and shareholders' equity	$999,579	$979,836	$953,108	$951,696

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2018

Interest and Dividend Income
Interest and fees on loans	$10,033	$10,223	$9,755	$10,158
Interest on investment securities	416	460	379	385
Dividends on investment securities	138	109	118	116
Other interest income	135	161	333	270
Total interest and dividend income	10,722	10,953	10,585	10,929

Interest Expense
Interest on deposits	3,200	3,533	3,264	2,913
Interest on Federal Home Loan Bank borrowings	697	708	439	389
Interest on senior debt	229	229	229	229
Interest on subordinated debt	268	273	289	278
Interest on note payable and other	5	5	6	15
Total interest expense	4,399	4,748	4,227	3,824

Net interest income	6,323	6,205	6,358	7,105

Provision for Loan Losses	804	1,769	165	1,018

Net interest income after provision for loan losses	5,519	4,436	6,193	6,087

Non-interest Income
Loan application, inspection and processing fees	53	39	14	15
Deposit fees and service charges	114	126	127	132
Gains on sale of loans	12	27	380	93
Rental income	131	130	130	131
Other income	111	86	95	194
Total non-interest income	421	408	746	565

Non-interest Expense
Salaries and benefits	3,861	3,409	3,184	3,324
Occupancy and equipment expenses	949	923	917	813
Data processing expenses	390	375	370	341
Professional and other outside services	784	777	709	583
Project expenses, net	94	188	80	330
Advertising and promotional expenses	147	125	115	64
Loan administration and processing expenses	24	54	14	25
Regulatory assessments	440	371	315	317
Insurance expenses (income)	70	(24)	41	38
Communications, stationary and supplies	120	135	134	134
Other operating expenses	492	466	569	467
Total non-interest expense	7,371	6,799	6,448	6,436

(Loss) income before income taxes	(1,431)	(1,955)	491	216

(Benefit) provision for Income Taxes	(359)	(443)	168	(110)
Net (loss) income	$(1,072)	$(1,512)	$323	$326

Basic (loss) earnings per share	$(0.27)	$(0.39)	$0.08	$0.08
Diluted (loss) earnings per share	$(0.27)	$(0.39)	$0.08	$0.08

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2018

Quarterly Performance Data:
Net (loss) income	$(1,072)	$(1,512)	$323	$326
Return on Average Assets	-0.44%	-0.61%	0.14%	0.14%
Return on Average Equity	-6.37%	-8.74%	1.87%	1.85%
Net Interest Margin	2.72%	2.65%	2.88%	3.20%
Efficiency Ratio	109.28%	102.80%	90.78%	83.91%
Efficiency Ratio excluding project costs	107.90%	101.47%	89.65%	79.61%
% increase loans	0.82%	1.48%	1.05%	2.24%
% increase deposits	4.38%	0.98%	1.28%	3.30%

Asset Quality:
Nonaccrual loans	$16,450	$18,049	$28,029	$19,186
Other real estate owned	$2,400	$2,400	$2,945	$2,945
Total nonperforming assets	$18,850	$20,449	$30,974	$22,131

Nonaccrual loans / loans	2.01%	2.22%	3.55%	2.46%
Nonperforming assets / assets	1.89%	2.09%	3.25%	2.33%
Allowance for loan losses	$10,916	$10,115	$7,823	$7,609
Valuation reserve	$1,100	$1,258	$1,384	$1,712
Allowance for loan losses with valuation reserve	$12,016	$11,373	$9,207	$9,321

Allowance for loan losses / loans	1.33%	1.25%	0.99%	0.98%
Allowance / nonaccrual loans	66.36%	56.04%	27.91%	39.66%
Allowance for loan losses and valuation reserve / loans	1.47%	1.40%	1.17%	1.19%
Allowance for loan losses and valuation reserve / nonaccrual loans	73.05%	63.01%	32.85%	48.58%

Gross loan charge-offs	$44	$71	$-	$16
Gross loan (recoveries)	$(41)	$(11)	$(49)	$(2)
Net loan charge-offs (recoveries)	$3	$60	$(49)	$14

Capital Data and Capital Ratios
Book value per share (1)	$16.43	$17.04	$17.77	$17.73
Shares outstanding	3,932,841	3,930,669	3,919,610	3,910,674
Bank Capital Ratios:
Leverage Ratio	9.16%	9.28%	9.79%	9.84%
Tier 1 Capital	10.51%	10.64%	10.99%	10.62%
Total Risk Based Capital	11.76%	11.83%	11.91%	11.50%

(1) Book value per share represents shareholders' equity divided by outstanding shares.